Exhibit 99.2

W6316 Design Drive, Greenville, WI54942

P.O. Box 1579, Appleton, WI54912-1579

School Specialty Announces Fiscal 2014 Third Quarter Results

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Fiscal Third Quarter EBITDA Improves by $3.3 Million Versus Prior Year

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Overall Fiscal Third Quarter and Nine Month Results Tracking in Line with Projections

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Process Improvement Programs Generating Anticipated Cost Savings and Efficiencies

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Company Reiterates FY14 Guidance; Believes Business Has Stabilized with Potential Upside Moving into FY15

GREENVILLE, Wis., March 5, 2014 – School Specialty, Inc. (OTCQB: SCOO) (“School Specialty” or “the Company”), a leading distributor of supplies, furniture and both supplemental and curriculum products to the education marketplace, today announced its fiscal 2014 third quarter and nine month results for the period ended January 25, 2014.

Commenting on the Company’s performance, Jim Henderson, School Specialty’s Chairman and Interim Chief Executive Officer stated, “We continue to make progress in our Process Improvement initiatives and are on track to realize the anticipated cost savings this year and next.  Our Distribution Center consolidation has gone smoothly and the changes we’ve made in our Sales, Merchandising and Marketing structure are generating new efficiencies and opportunities.  I am encouraged with our progress and believe we’re on track to realize our stated financial projections for the year.  Additionally, recent order trends in our Distribution segment are encouraging and we’re gearing up for future adoptions in our Curriculum segment.   Based on our performance to date, the efficiencies we’re generating and what is believed to be an improved market outlook, we see our business stabilizing with potential upside moving into our next fiscal year.”

During the period January 28, 2013 through June 11, 2013, School Specialty and certain of its subsidiaries operated as debtors-in-possession under bankruptcy court jurisdiction.  In accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 852, Reorganizations, for periods including and subsequent to the filing of the Chapter 11 petition through the bankruptcy emergence date of June 11, 2013 (the “Effective Date”), all expenses, gains and losses that result from the reorganization were reported separately as reorganization items in the Consolidated Statements of Operations.  Net cash used for reorganization items was disclosed separately in the Consolidated Statement of Cash Flows, and liabilities subject to compromise were reported separately in the Consolidated Balance Sheets.

As of June 11, 2013, the Company adopted fresh-start accounting in accordance with ASC 852.  The adoption of fresh-start accounting resulted in the Company becoming a new entity for financial reporting purposes.  Accordingly, the financial statements on or prior to June 11, 2013 are not comparable with the financial statements for periods after June 11, 2013.  The consolidated financial statements as of January 25, 2014 and for the three months and thirty-three weeks then ended and any references to “Successor” or “Successor Company” relate to the financial position and results of operations of the reorganized Company subsequent to bankruptcy emergence on June 11, 2013.

School Specialty Announces Fiscal 2014 Third Quarter Results

References to “Predecessor” or “Predecessor Company” refer to the financial position and results of operations of the Company prior to the bankruptcy emergence.

Management believes that the presentation of Non-GAAP Financial Information, referred to as the Combined Adjusted Results, are reconciled to the most comparable GAAP measures and offer the best comparisons for the comparable fiscal nine month period.  For further information on the Company’s Results of Operations and related Balance Sheet and Cash Flow items, please refer to the Company’s Form 10-Q for the period ending January 25, 2014 on file with the Securities and Exchange Commission.

Third Quarter Financial Results

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Revenues for the three months ended January 25, 2014 were $74.7 million, a decrease of 7.6% or $6.1 million as compared to $80.8 million reported for the three months ended January 26, 2013.  Distribution segment revenues declined by 5.3%, or $3.5 million from the three months ended January 26, 2013, and were primarily related to lower sales in the Furniture business, which decreased by approximately $3 million, while sales for the Supplies business were virtually flat for the comparable year-over-year periods.  Curriculum segment sales declined 16.4% or $2.5 million from the three months ended January 26, 2013.  The decline was felt in the Science and Reading businesses in addition to a $0.6 million decline related to the sale of the Company’s agenda print plant assets.

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Gross profit margin for the three months ended January 25, 2014 was 35.4% as compared to 36.4% for the three months ended January 26, 2013.  Distribution segment gross margin was 32.6% as compared to 33.5% for the three months ended January 25, 2014 and January 26, 2013, respectively.  The decline in the Distribution segment gross margins was primarily due to a reduction in vendor rebates and a shift in product mix, both of which resulted in approximately 40 basis points each of the decline.  Curriculum segment gross margin was 49.3% as compared to 48.4%, an increase of 90 basis points.

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Selling, general and administrative (SG&A) expenses for the three months ended January 25, 2014 were $48.7 million as compared to $60.2 million for the comparable year-ago period, a decrease of $11.6 million.  SG&A attributable to the Distribution and Curriculum segments decreased by $5.5 million and Corporate SG&A decreased by $6.1 million, when comparing the fiscal 2014 and fiscal 2013 periods.  Distribution segment SG&A declined by $3.4 million, or 14.8%, primarily due to lower total personnel costs of $1.2 million, as well as lower catalog costs of $0.7 million.  The revenue decline for the comparable periods also resulted in a decrease in the variable warehouse and transportation costs of approximately $0.7 million.  Curriculum segment SG&A declined by $2.1 million or 13.7%, primarily due to a $1.2 million reduction in intangible amortization recognized in the third quarter of fiscal 2013 as compared to the same period this year, as well as a reduction in payroll costs.  The reduction in intangible amortization is related to the revaluation of intangible assets as part of fresh-start accounting.  Corporate SG&A decline was due primarily to $4.7 million of prior year bankruptcy-related costs associated with professional fees paid prior to the Chapter 11 filing.  Approximately $1.7 million of the decline was due to lower payroll and benefits, as well as lower depreciation expense of $1.0 million as a result of fresh-start accounting.  These declines were partially offset by $1.6 million of costs associated with the Company’s process improvement actions.

School Specialty Announces Fiscal 2014 Third Quarter Results

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The Company reported an operating loss of $24.7 million for the three months ended January 25, 2014 as compared to an operating loss of $76.6 million in the comparable year-ago period.  This improvement is primarily related to a $45.8 million goodwill and other intangible asset impairment charge in last year’s third quarter.

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Net interest expense decreased $3.3 million, from $8 million in the third quarter of fiscal 2013 to $4.7 million in the third quarter of fiscal 2014.  The Predecessor Company recorded $3.8 million of interest expense on its convertible debt in the third quarter of fiscal 2013, of which $2.3 million was non-cash interest expense.  There was no interest expense on the convertible debt in the third quarter of fiscal 2014, as the convertible debt was cancelled on the Effective Date in accordance with the Reorganization Plan.   Partially offsetting this decline was approximately $0.8 million of incremental term loan interest expense related to an increase in average Successor term loan borrowings as compared to the pre-bankruptcy term loan, partially offset by a decrease in the borrowing rate.

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The Company recorded $0.9 million of expenses for reorganization items in the third quarter of fiscal 2014, which consisted primarily of fees associated with activities as part of the Reorganization Plan.

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Net loss for the third quarter of fiscal 2014 was $30.1 million compared with a net loss of $109.9 million in the comparable period last year.  On a diluted per share basis, net loss was $30.14 for the three months ended January 25, 2014 as compared to a net loss per diluted share of $5.81 in the three months ended January 26, 2013.

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Adjusted earnings before income taxes, depreciation and amortization (EBITDA) was ($14.6) million in the fiscal 2014 third quarter as compared to ($17.9) million in the comparable fiscal 2013 period.

Process Improvement Program Update

In fiscal 2014, School Specialty launched a Process Improvement Program to better align its operating groups, enhance systems and processes and drive efficiencies to improve the customer experience.  As part of this program, the Company’s Salina, KS distribution center was closed in the third quarter of fiscal 2014.  This facility is classified as held for sale on the January 25, 2014 consolidated balance sheet.  Additionally, as part of the program, the Company also closed its Fresno, CA distribution center and announced the build-out and reconfiguration of its Mansfield, OH distribution center and warehouse.  All initiatives in accordance with the distribution center consolidation are tracking to plan; inventory has successfully been transitioned and the Company is now gearing up for its upcoming peak selling season.

School Specialty reaffirmed today that its primary work streams associated with the various Process Improvement Programs are tracking to plan and that it is on track to realize the anticipated cost savings in fiscal 2014 and annualized cost savings of $12-$15 million.  In addition to the distribution center consolidation, the Company is focused on improving operational efficiencies.  SKU rationalization programs, customer care outsourcing initiatives, and Marketing and Merchandising alignment efforts are all underway and progressing to plan.  Currently, there is a big emphasis on Sales & Operational

School Specialty Announces Fiscal 2014 Third Quarter Results

Planning and identifying key metrics and processes that will help drive future business decisions and the Company’s go-to-market strategy. School Specialty has embarked on Phase II initiatives, which includes detailed territory mapping and market segmentation, and a competitive analysis across states and districts as the Company seeks to return to growth in the upcoming fiscal years.  In addition to the anticipated efficiencies and cost savings, School Specialty expects to generate over $20 million in one-time cash generation in fiscal 2014 and continues to look for other ways to improve its financial performance and balance sheet.

Mr. Henderson continued, “Our organization has really come together and is aligning behind a common goal – servicing our customers.  We’ve focused on improving our back-end support, operations in particular, and we intend to do everything possible to ensure our customers receive the products and solutions they order on time and at the most competitive prices.  We’ve re-established payment terms with a majority of our vendors, our inventory position is clean, and we’re pre-building furniture solutions to meet anticipated customer requirements.  Our Supplies business is showing signs of improvement as well, and while curriculum sales are down, we believe we’re well positioned over the coming years, especially with the anticipated adoption of Common Core Standards and Next Generation Science Standards.  While industry-wide challenges remain, the market and our business are showing signs of stabilization and I am confident in our ability to generate consistent returns for our stakeholders.”

Nine Month Financial Results

Non-GAAP combined results for the nine months ended January 25, 2014 include results of operations for the Successor Company for the thirty-three weeks ended January 25, 2014 and the Predecessor Company for the six weeks ended June 11, 2013.  These results are compared to the Predecessor Company for the nine months ended January 26, 2013.

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Combined revenues for the nine months ended January 25, 2014 were $522.5 million, an 8.3% decline from revenues of $569.8 million in the comparable year-ago period.  Distribution segment combined revenues decreased 7.4% from the nine months ended January 26, 2013.  Approximately $12 million and $18 million of the decline were related to the supplies and furniture product lines, respectively.  The decline in combined revenues was primarily related to the fact that revenue in the back-to-school season was adversely impacted by factors related to the Chapter 11 Cases.  The rate of decline in the Distribution segment’s orders has lessened, post-emergence, and the Company believes this indicates a stabilization of revenue as it moves into the upcoming back-to-school season.  Curriculum segment combined revenues decreased 10.3% from the nine months ended January 26, 2013.  Approximately $5 million of the decline is related to large curriculum orders from the prior year, which were not expected to recur in the current year and approximately $9 million is related to declines in the Company’s student planner and agenda product lines.  The Company is in the process of transitioning its agenda offerings to digital formats, which should help offset future declines.  Revenues through the first nine months of the year are tracking in line with projections.

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Combined gross margin for the nine months ended January 25, 2014 was 38.8% as compared to 39.6% for the nine months ended January 26, 2013.  This decline is due to a combination of reduced vendor rebates in the current year in the Company’s Distribution segment.  This decline was also due to lower margins in the Curriculum segment, as sales for curriculum-related products are under pressure until Common Core Standards are finalized across states, and school budgets improve.

School Specialty Announces Fiscal 2014 Third Quarter Results

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Combined SG&A expenses for the nine months ended January 25, 2014 were $184.9 million as compared to $202.7 million for the comparable year-ago period, a decrease of $17.9 million.  This was primarily a result of reduced catalog costs, lower personnel costs, reductions in combined depreciation and intangible amortization, and warehouse and freight savings.  Additionally, the Company incurred $5.3 million of costs associated with process improvement actions, and incurred $4.7 million of bankruptcy-related costs, which were incurred in last year’s third quarter.

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Combined operating income for the nine months ended January 25, 2014 was $12.0 million as compared to an operating loss of $22.8 million for the nine months ended January 26, 2013.  This increase is related primarily to an impairment charge of $45.8 million in the prior year, partially offset by a combined $6.0 million of restructuring and other facility exit costs in the current year.

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Combined interest expense decreased $11.9 million from $27.3 million for the nine months ended January 26, 2013 to $15.4 million for the nine months ended January 25, 2014.  This was due primarily to $11.3 million of interest expense on the Company’s convertible debt for the nine months ended January 26, 2013, of which $6.8 million was non-cash interest expense.  Interest expense on the convertible debt was not accrued subsequent to the Chapter 11 filing and the convertible debt was canceled in accordance with the Company’s Reorganization Plan.  For the nine months ended January 25, 2014, interest expense associated with the Successor Company’s New Term Loan was approximately $1.7 million greater than the Predecessor Company’s term loan interest expense for the nine months ended January 26, 2013 due to an increase in average borrowings under the New Term Loan Credit Agreement, as compared to the pre-bankruptcy term loan, partially offset by a decrease in the interest rate.  Additionally, interest expense for the nine months ended January 26, 2013 included $2.5 million of debt issuance cost write-offs, as compared to zero in the current year, associated with the debt refinancing completed in May 2012.

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During the third quarter of fiscal 2013, the Company recorded a $25.1 million prepayment charge related to the acceleration of the obligations under the Bayside term loan credit agreement.  In the second quarter of fiscal 2014, an agreement was reached with Bayside, who retained $21 million and refunded the Company $5.4 million ($4.1 million of which was a partial refund of the early termination fee and the balance of which was a recovery of interest expense).  There was no additional activity related to this item in the third quarter of fiscal 2014.

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In the nine months ended January 25, 2014, the Company recorded a $79.3 million net reorganization gain.  This consisted of $162.4 million of cancellation of indebtedness income related to the settlement of prepetition liabilities and changes in the Predecessor Company’s capital structure related to the Reorganization Plan, offset by $30.2 million of fresh-start adjustments, $21.4 million of cancellation of debt upon the issuance of equity, $18.5 million of professional, financing and other fees, $7.0 million of contract rejections and $5.1 million of other reorganization adjustments.

School Specialty Announces Fiscal 2014 Third Quarter Results

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Combined net income for the nine month period ended January 25, 2014 was $77.6 million compared with a net loss of $77.4 million in the comparable nine month period last year.  On a diluted per share basis, net income was $5.53 for the nine months ended January 25, 2014, as compared to a net loss per diluted share of $4.09 for the nine months ended January 26, 2013.

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Combined Adjusted EBITDA was $46.6 million in the fiscal 2014 nine month period as compared to $53.9 million in the comparable fiscal 2013 period.  This decline was primarily related to lower sales volumes for the comparable nine month periods, partially offset by savings realized in SG&A.

Market Outlook

School Specialty today reaffirmed its prior revenue and EBITDA guidance for fiscal 2014 and anticipates revenues will be approximately $620 to $630 million, still trending towards the mid to high-end of that range.  Additionally, the Company continues to project Adjusted EBITDA of $40-$44 million.   Restructuring charges in fiscal 2014 are expected to be in the range of $12 to $14 million.  Capital expenditures, previously estimated at $18 million, are expected to be approximately $16 to $17 million.

Mr. Henderson concluded, “As of the quarter end, our outstanding borrowings on our new term loan were just over $144 million, with nothing outstanding on our ABL.   We will continue to take steps to improve our capital position and generate cash flow in order to free up resources to invest in our business.  Our Board, management team and all employees remain committed to improving the customer experience and enhancing long-term value for all stakeholders.”

School Specialty intends to publish an accompanying presentation on its financial results shortly.  The Company will not be hosting a teleconference, but management will be available to address questions after the filing of this supplemental information. This information will also be available on our website, www.schoolspecialty.com in the Investor Relations section.

About School Specialty, Inc.

School Specialty is a leading distributor of innovative and proprietary products, programs and services to the education marketplace.  The Company designs, develops, and provides educators with the latest and very best school supplies, furniture and both curriculum and supplemental learning resources.  Working in collaboration with educators, School Specialty reaches beyond the scope of textbooks to help teachers, guidance counselors and school administrators ensure that every student reaches his or her full potential.  For more information about School Specialty, visit www.schoolspecialty.com.

Statement Concerning Forward-Looking Information

Any statements made in this press release about School Specialty’s future financial conditions, results of operations, expectations, plans, or prospects, including the information under the headings “Process Improvement Program Update” and “Market Outlook”, constitute forward-looking statements.  Forward-looking statements also include those preceded or followed by the words "anticipates," "believes," "could," "estimates," "expects," "intends," "may," "plans," “projects,” “should,” "targets" and/or similar expressions.  These forward-looking statements are based on School Specialty's current

School Specialty Announces Fiscal 2014 Third Quarter Results

estimates and assumptions and, as such, involve uncertainty and risk. Forward-looking statements are not guarantees of future performance, and actual results may differ materially from those contemplated by the forward-looking statements because of a number of factors, including the factors described in Item 1A of School Specialty's Annual Report on Form 10-K for the fiscal year ended April 27, 2013, which factors are incorporated herein by reference.  Any forward-looking statement in this release speaks only as of the date in which it is made.  Except to the extent required under the federal securities laws, School Specialty does not intend to update or revise the forward-looking statements.

Company Contact

Glenn Wiener

IR@SchoolSpecialty.com

Tel: 212-786-6011

- Tables to Follow –

SCHOOL SPECIALTY, INC.

CONSOLIDATED COMBINED STATEMENTS OF OPERATIONS

(In Thousands, Excess Per Share Amount)

Unaudited/NonGAAP

	Successor Company	Predecessor Company	Successor Company	Predecessor Company	Non-GAAP Combined	Predecessor Company
	Three Months Ended January 25, 2014	Three Months Ended January 26, 2013	Thirty-Three Weeks Ended January 25, 2014	Six Weeks Ended June 11, 2013	Nine Months Ended January 25, 2014	Nine Months Ended January 26, 2013

Revenues	$ 74,664	$ 80,791	$ 463,792	$ 58,697	$ 522,489	$ 569,796
Cost of revenues	48,216	51,385	284,494	35,079	319,573	344,093
Gross profit	26,448	29,406	179,298	23,618	202,916	225,703
Selling, general and administrative expenses	48,672	60,229	157,378	27,473	184,851	202,709
Restructuring charges	2,429	-	6,034	-	6,034	-
Impairment charge	-	45,789	-	-	-	45,789
Operating income (loss)	(24,653)	(76,612)	15,886	(3,855)	12,031	(22,795)
Other expense:
Impairment long-term asset	-	-	-	-	-	1,414
Interest expense	4,715	8,028	12,141	3,235	15,376	27,309
Early termination of long-term indebtedness	-	25,054	-	-	-	25,054
Change in fair value of interest rate swap	(134)	-	488	-	488	-
Refund of early termination fee	-	-	(4,054)	-	(4,054)	-
Reorganization items, net	901	-	5,548	(84,799)	(79,251)	-
Income (loss) before provision for income taxes	(30,135)	(109,694)	1,763	77,709	79,472	(76,572)
Provision for (benefit from) income taxes	0	(1,185)	258	1,641	1,899	(583)
Income (loss) before income of unconsolidated affiliate	(30,135)	(108,509)	1,505	76,068	77,573	(75,989)
Loss of unconsolidated affiliate	-	(1,418)	-	-	-	(1,436)
Net income (loss)	$ (30,135)	$ (109,927)	$ 1,505	$ 76,068	$ 77,573	$ (77,425)

Adjusted Earnings before interest, taxes, depreciation,
amortization, bankruptcy-related costs, restructuring
and impairment charges (EBITDA) reconciliation:
Net income (loss)	$ (30,135)	$ (109,927)			$ 77,573	$ (77,425)
Equity in (income)/losses of unconsolidated affiliate	-	1,418			-	1,436
Provision for (benefit from) income taxes	-	(1,185)			1,899	(583)
Reorganization items, net	901	-			(79,251)	-
Impairment long-term asset	-	-			-	1,414
Impairment charge	-	45,789			-	45,789
Bankruptcy-related restructuring costs	2,429	-			6,034	-
Bankruptcy-related costs incl in SG&A	1,562	4,733			5,369	4,733
Change in fair value of interest rate swap	(134)	-			488	-
Early termination fee	-	25,054			(4,054)	25,054
Depreciation and amortization expense	4,810	7,049			17,273	21,034
Amortization of development costs	1,258	1,142			5,854	5,136
Net interest expense	4,715	8,028			15,376	27,309
Adjusted EBITDA	$ (14,594)	$ (17,899)			$ 46,561	$ 53,897

SCHOOL SPECIALTY, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In Thousands, Excess Per Share Data)

	Successor Company	Predecessor Company
	January 25, 2014	April 27, 2013	January 26, 2013
ASSETS
Current assets:
Cash and cash equivalents	$17,888	$ 20,769	$ 5,310
Restricted cash	-	26,302	1,736
Accounts receivable, less allowance for doubtful accounts
of $1,267, $926 and $941, respectively	56,017	58,942	57,299
Inventories	73,224	92,582	86,667
Deferred catalog costs	9,933	8,924	12,363
Prepaid expenses and other current assets	13,655	29,901	10,356
Refundable income taxes	5,432	9,793	2,546
Deferred taxes	-	-	6,862
Assets held for sale	2,200	-	-
Total current assets	178,349	247,213	183,139
Property, plant and equipment, net	36,036	39,209	47,352
Goodwill	21,588	-	-
Intangible assets, net	49,371	110,306	111,937
Development costs and other	36,413	30,079	35,644
Deferred taxes long-term	47	51	47
Investment in unconsolidated affiliate	715	715	8,464
Total assets	$322,519	$ 427,573	$ 386,583

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
Current maturities - long-term debt	$1,434	$ 198,302	$ 309,268
Accounts payable	23,033	22,897	64,039
Accrued compensation	4,910	7,197	3,935
Deferred revenue	2,559	2,237	2,856
Accrued fee for early termination of long-term debt	-	25,000	-
Other accrued liabilities	14,555	21,905	15,516
Total current liabilities	46,491	277,538	395,614
Long-term debt - less current maturities	152,581	-	-
Other liabilities	1,422	925	407
Liabilities subject to compromise	-	228,302	-
Total liabilities	200,494	506,765	396,021

Commitments and contingencies

Stockholders' equity (deficit):
Predecessor preferred stock, $0.001 par value per share, 1,000,000
shares authorized; none outstanding	-	-	-
Predecessor common stock, $0.001 par value per share, 150,000,000 shares
authorized; 24,599,159 and 24,599,159 shares issued, respectively	-	24	24
Predecessor capital in excess of par value		446,232	445,629
Predecessor treasury stock, at cost, 5,420,210 and 5,420,210 shares, respectively	-	(186,637)	(186,637)
Successor preferred stock, $0.001 par value per share, 500,000
shares authorized; none outstanding	-	-	-
Successor common stock, $0.001 par value per share, 2,000,000 shares
authorized; 1,000,004 shares outstanding	1	-	-
Successor capital in excess of par value	120,955	-	-
Accumulated other comprehensive income (loss)	(436)	22,381	22,471
Retained earnings (accumulated deficit)	1,505	(361,192)	(290,925)
Total stockholders' equity (deficit)	122,025	(79,192)	(9,438)
Total liabilities and stockholders' equity (deficit)	$322,519	$ 427,573	$ 386,583